Exhibit 10.34

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Agreement”) is made and entered into this September 24, 2021 (the “Effective Date”), by and between CARGILL, INCORPORATED, a Delaware corporation, as landlord (“Landlord”), and SUSTAINABLE OILS, INC., a Delaware corporation, as tenant (“Tenant”).

RECITALS

A.	Landlord is the owner and operator of the [offices, warehouse and research facilities] located at 4401 Innovation Street and 2301 Great Bear Avenue, City of Great Falls, County of Cascade, State of Montana, known as Property Identification Nos. 0001029674, 9002018216 and 0001029680, together with all buildings, including without limitation the Existing Structures (as hereinafter defined), fixtures and improvements located thereon, and all rights of way, easements and other appurtenances thereto, as more particularly described on Exhibit A attached hereto (collectively, the “Premises”).

B.	Landlord desires to lease the Premises (including the Existing Structures) to Tenant, and Tenant desires to lease the Premises from Landlord on the following terms, covenants, and conditions.

C.	Tenant desires to obtain from Landlord and Landlord is willing to grant unto Tenant, an Option to Purchase (as hereinafter defined) the Premises on the terms, covenants, and conditions contained herein.

D.	Landlord desires to sell to Tenant, on the terms, covenants, and conditions contained herein, certain equipment, machinery, furniture, fixtures and other personal property located at the Premises or associated with Landlord’s operations at the Premises, which items are listed on Exhibit C hereto (the “Transferred Equipment”).

E.	Tenant and Landlord wish to set forth the terms and conditions of the purchase and sale of the Transferred Equipment and the Premises, in the event that Tenant exercises its Option to Purchase.

AGREEMENT

In consideration of the mutual covenants, terms and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Demise of Premises. Landlord hereby demises and leases to Tenant and Tenant hereby takes, accepts, and hires from Landlord, the Premises, all in accordance of the terms and conditions hereof (the “Lease”).

2.          Term of the Lease. The term of the Lease shall be for a period of sixty (60) months, commencing on November 1, 2021 (the “Commencement Date”) and expiring on October 31, 2026 (the “Lease Term” or “term of the Lease”). Each twelve-month period commencing on the Commencement Date and each one-year period thereafter, is hereinafter referred to as a “Lease Year”. Upon the written request by Tenant, the Lease may be terminated prior to the end of the Lease Term in order to facilitate Tenant’s purchase of the Premises as set forth in Section 16. No right of renewal is expressed or implied in the Lease. The “Effective Time” of the Commencement Date will be 12:01 a.m. Mountain time on the Commencement Date for all purposes of the Lease.

3.           Base Rent. Tenant agrees to pay directly to Landlord at the address(es) set forth in Section 27 as and for rent for the Premises the sum of Eighteen Thousand Five Hundred and Thirty-ONE AND NO/100 DOLLARS ($18,531.00) monthly (the “Base Rent”). The first Base Rent payment shall be due upon the Commencement Date of the Lease. Each subsequent payment shall be due on the monthly anniversary of the Commencement Date. On the first yearly anniversary of the Commencement Date, and each subsequent yearly anniversary thereafter the Base Rent for the following Lease Year shall be escalated by three percent (3%).

4.           Representations and Warranties of Landlord. Landlord hereby represents and warrants as follows to Tenant:

a.           Organization, Qualification and Good Standing. Landlord is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

b.           Authorization. Landlord has full power and authority to execute and perform under this Agreement and all documents and instruments executed in connection with this Agreement (collectively, the “Transaction Documents”), and the Transaction Documents constitute legal, valid and binding obligations of Landlord enforceable against Landlord in accordance with their terms, subject to applicable bankruptcy or insolvency laws.

c.           Title. Landlord has good and marketable fee title to the Premises and to the Transferred Equipment, in each case free and clear of all mortgages, liens, charges, security interests, encumbrances or other claims whatsoever.

d.           Survival of Warranties and Indemnification. All the warranties and representations given by Landlord in this Agreement, all of which are relied upon by Tenant, shall survive the Commencement Date. Landlord agrees to defend, indemnify and hold harmless Tenant from and against any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) which Tenant may incur or sustain after the Commencement Date, resulting from or arising out of any breach of any of said representations and warranties by Landlord.

5.           Representations and Warranties of Tenant. Tenant represents and warrants to Landlord that:

a.           Organization, Qualification and Good Standing. Tenant is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

b.           Authorization. Tenant has full power and authority to execute and perform under the Transaction Documents, and the Transaction Documents constitute legal, valid and binding obligations of Tenant enforceable against Tenant in accordance with their terms, subject to applicable bankruptcy or insolvency laws.

c.            Compliance with Other Instruments. Tenant is neither a party to, nor otherwise subject to, any agreement or other instrument that would prevent or prohibit Tenant from or require any consent to, the execution or consummation hereof.

d.           Survival of Warranties and Indemnification. All the warranties and representations given by Tenant in this Agreement, all of which are relied upon by Landlord, shall survive the Commencement Date. Tenant agrees to defend, indemnify and hold harmless Landlord from and against any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees and costs of defense) which Landlord may incur or sustain after the Commencement Date, resulting from or arising out of any breach of any of said representations and warranties by Tenant.

6.          Use. Tenant may use the Premises as an executive office, a warehouse, and an agriculture or agronomy research facility, and for any other the purposes incidental thereto. Tenant will not use or occupy the Premises for any unlawful purpose and shall comply with all present and future laws, ordinances, regulations and orders for all governmental units having jurisdiction over the Premises applicable to Tenant’s use thereof. Tenant will not cause any waste or damage or injury to the Premises or any part thereof.

7.       Taxes and Assessments.

a.           As additional rental for the Premises under the Lease, Tenant shall pay as they become due, promptly and before delinquency, all ad valorem and other real property taxes assessed against the Premises during the entire term of the Lease, but not in connection with or arising from a time prior to the Commencement Date or after the expiration or earlier termination of the Lease.

b.           Tenant shall also pay, when due, all other taxes of any kind assessed against Tenant that arise from any aspect of Tenant’s operations at the Premises including sales, use, real or personal property, excise, fuel, occupation, income, withholding or payroll, or other taxes assessed against Tenant. All rebates on account of taxes or assessments required to be paid and paid by Tenant under the provisions of the Lease shall belong to Tenant.

c.           Tenant shall pay all special assessments and levies or charges made by any municipal or political subdivision for local improvements against the Premises during the term of the Lease, and shall pay the same without deferral, delay, or installment payments, as they shall fall due and before they shall become delinquent.

d.           Tenant may, in good faith, contest the validity or amount of any tax or assessment and defer payment of such tax or charge until final determination of the contest. Tenant shall give Landlord prompt written notice of the amount contested and hold harmless Landlord from any loss or expense, including legal fees.

8.          “As-is”, “Where-is”, “With All Faults Accepted” Condition. The following structures currently exist upon the Premises: the main building which includes conference rooms, warehouse space, and warehouse space and the auxiliary building which includes warehouse and storage space (collectively, the “Existing Structures”). Except as otherwise set forth herein to the contrary:

a.           Landlord makes no representation or warranties to Tenant whatsoever regarding the Existing Structures, buildings, fixtures or improvements located upon the Premises, or with regard to the location, condition, suitability, construction, operation, or function of the Existing Structures or any buildings, fixtures or improvements located upon the Premises;

b.           Landlord shall have no responsibility whatsoever to remove, repair or replace any of the Existing Structures, buildings, fixtures or improvements located upon the Premises;

c.           There will be no reduction in or abatement of Base Rent in connection with the Existing Structures, buildings, fixtures or improvements located upon the Premises;

d.           In the event that Tenant exercises its Option to Purchase pursuant to Section 16 herein, Tenant shall take title to the Premises with the Existing Structures, buildings, fixtures and improvements in an “as-is”, “where-is”, “with all faults accepted” condition.

e.           Except as otherwise set forth herein, Tenant agrees to accept the Premises on the Commencement Date in an “as-is”, “where-is”, “with all faults accepted” condition. EXCEPT AS OTHERWISE SET FORTH HEREIN TO THE CONTRARY, LANDLORD DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE EXISTING CONDITION OF THE PREMISES AND ANY PART THEREOF, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PREMISES, AND MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PREMISES OR ANY PART THEREOF FOR ANY PARTICULAR PURPOSE. EXCEPT AS OTHERWISE PROVIDED IN THIS LEASE, TENANT RELEASES LANDLORD FROM ANY AND ALL CLAIMS AT LAW OR IN EQUITY REGARDING LANDLORD’S WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION OF THE PREMISES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

f.            The parties shall complete the Stewardship Process outlined on Exhibit E prior to the Commencement Date.

9.           Maintenance; Utilities.

a.           Maintenance. Tenant shall at its own cost and expense keep and maintain the Premises, including any buildings, fixtures, improvements, machinery and equipment at all times during the Lease in operable condition (collectively, “Repairs”). Tenant shall also repair and replace, at its sole cost and expense, the foundations, structures and roofs of the Premises, and any such repair or replacement that is considered a capital expenditure in accordance with generally accepted accounting principles (“GAAP”) (collectively, “Capital Expenditures”).

b.           Utilities. During the term of the Lease, Tenant shall initiate, contract for and obtain in its name all utility services required at the Premises, including gas, electricity, telephone, water and sewer connections and services, and Tenant will pay all charges for those utility services as they become due.

10.         Alterations/Additions. Tenant may make, or allow to be made, at its own cost alterations to the Premises that are consisted with its intended use of the Premises; provided, however, that Tenant shall not make any Material Alterations to any Existing Structure without obtaining the Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) in each instance. Unless Landlord requires otherwise at the time of its consent, all Major Alterations remaining as of the expiration or earlier termination of the Lease shall become the property of Landlord and shall be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, Tenant may remove any other alterations prior to the expiration or earlier termination, of the Lease so long as any damage to the Premises is repaired, reasonable wear and tear, casualty and condemnation excepted. As used in the Lease, a Major Alteration means any alteration which: (i) changes or enlarges the exterior walls of a building (including in connection with changes made to the interior of the Premises); or (ii) is structural in nature or otherwise affects the structural integrity or design of a building; or (iii) affects the mechanical, electrical, sanitary (including plumbing), heating, ventilating, and air-conditioning, life safety, or other services of a building..

11.          Employee matters.

a.           Employees. On or before the Commencement Date, Tenant shall offer full-time employment, effective as of the Commencement Date, to all of Landlord’s employees who on the Commencement Date work at the Premises (“Employees”). All such offers of employment shall be subject to the successful completion of Tenant’s pre-employment drug screen. A list of all Employees, together with a description of the current compensation paid by Landlord to each Employee, is attached to this Agreement as Schedule 11. Each Employee who accepts any such offer of employment and successfully completes Tenant’s pre-employment drug screen shall be a “Transferred Employee.” Transferred Employees will end their employment with Landlord and begin their employment with Tenant on the Commencement Date. The offers of employment will be (i) at a base salary or for hourly wages which are substantially similar to the base salary or hourly wages provided by Landlord immediately prior to the Commencement Date; and (ii) with eligibility for other cash incentive, retirement and welfare benefits that are substantially similar in the aggregate to those provided by Landlord immediately prior to the Commencement Date. Landlord shall be responsible for, and shall pay at or before the Commencement Date, any and all unpaid salaries, wages, bonuses, severance obligations and other obligations owed to all Transferred Employees to the extent due, payable, earned or accrued on or before the Commencement Date.

b.           Paid Time Off. Landlord agrees to pay Transferred Employees as of the Effective Time any unused, deferred paid time off (“PTO”) of for the plan year ended May 31, 2021.

c.           Employee Benefits.

i.            As of the Effective Time, Transferred Employees shall cease participation in Landlord’s Employee Plans, and shall become eligible for participation under any Employee Plans currently available to Tenant’s employees. Tenant shall waive all pre-existing conditions, limitations or exclusions and waiting periods for Transferred Employees under all of Landlord’s Employee Plans including, without limitation, vacation, bonus and other incentive programs. “Employee Plans” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, all specified fringe benefits as defined in Section 6039D of the Code, and all other retirement, savings, disability, salary continuation, medical, dental, health, life insurance (including, without limitation, any individual life insurance policy under which any affected Transferred Employee is the named insured), death benefit, group insurance, post-retirement insurance, profit-sharing, deferred compensation, stock option, educational assistance, stock purchase, bonus, incentive, vacation pay, severance, or other employee benefit or fringe benefit plan, trust, arrangement, contract, policy, understanding or commitment, (whether qualified or nonqualified, currently effective or terminated, written or oral), which is intended to provide or does in fact provide benefits to any or all Transferred Employees.

ii.         With respect to any Employee Plans available to Transferred Employees from Tenant or any of Tenant’s affiliated companies, Tenant shall recognize the service of the Transferred Employees with Landlord as if such service were with Tenant for purposes of determining vesting, eligibility and benefit accruals under such Tenant’s Employee Plans. Nothing in this Agreement requires Tenant or any of its affiliates to have, hereafter establish, or to maintain an Employee Plan comparable or similar to the Employee Plans available to Transferred Employees under Landlord’s Employee Plans.

d.           Payroll Taxes. The parties agree that the payroll tax reporting obligations of Transferred Employees shall be treated in accordance with the Standard Procedure of Section 4 of Revenue Procedure 2004-53.

e.           Health Care Reporting. The parties agree that Landlord shall be responsible for Code Section 6055 and 6056 reporting for Transferred Employees through the Effective Time (or such time an employee becomes a Transferred Employee, if later) and Tenant shall be responsible for Code Section 6055 and 6056 reporting for Transferred Employees from the time immediately following the Effective Time forward (or such time an employee becomes a Transferred Employee, if later); provided, however, that Landlord will continue to report with respect to continuation coverage following the Commencement Date as required by law.

12.         Access. Tenant shall have full and unrestricted access to the Premises at all times during the term of the Lease. During the term of the Lease Landlord, or its agents or nominees shall, at reasonable times during normal business hours and upon twenty-four (24) hours’ advance written notice, have access to the Premises for the purpose of examining or inspecting the condition thereof to determine if Tenant is performing the covenants and agreements of the Lease so long as such access does not interfere with or impair Tenant’s use, occupancy or enjoyment of the Premises.

13.         Insurance. Tenant shall, during the term of the Lease, maintain Commercial General Liability insurance, including contractual liability coverage. The policy shall have a combined single limit of liability of not less than $2,000,000 per occurrence and shall be written on an occurrence basis rather than on a claims-made basis. Landlord shall be additional insured on such policy.

14.       Indemnification.

a.           Tenant agrees to indemnify, defend and hold harmless Landlord, its successors and assigns, and its employees, agents, directors, officers and affiliates from any and all losses, liabilities, damages, claims, suits, fines, penalties, costs or expenses (including but not limited to reasonable attorneys’ fees), or injuries to any persons or property arising out of or resulting from (i) the negligence or willful misconduct of Tenant or its agents, employees, contractors, invitees and representatives on the Premises on or after the Commencement Date, (ii) the violation of any Environmental Laws (as hereinafter defined) by Tenant or its agents, employees, contractors, invitees and representatives on the Premises on or after the Commencement Date, (iii) the release of Hazardous Materials (as hereinafter defined) by Tenant or its agents, employees, contractors, invitees and representatives on, in, under or about the Premises on or after the Commencement Date, or (iv) Tenant’s breach of any obligation or covenant of Tenant contained in this Agreement. Notwithstanding anything set forth herein to the contrary, Tenant shall not be required to indemnify, defend or hold harmless Landlord for anything caused by the negligence or willful misconduct of Landlord or its agents, employees, contractors, invitees or representatives. Tenant’s obligations under this indemnification provision shall survive the termination of the Lease.

b.           Landlord agrees to indemnify, defend and hold harmless Tenant, its successors and assigns, and its employees, agents, directors, officers and affiliates from any and all losses, liabilities, damages, claims, suits, fines, penalties, costs or expenses (including but not limited to reasonable attorneys’ fees), or injuries to any persons or property arising out of or resulting from (i) the negligence or willful misconduct of Landlord or its agents, employees, contractors, invitees and representatives, (ii) the release of Hazardous Materials by Landlord or its agents, employees, contractors, invitees and representatives on, in, under or about the Premises occurring prior to the Commencement Date, (iii) the existence of Hazardous Materials on, in, under or about the Premises prior to the Commencement Date, or (iv) Landlord’s breach of any obligation or covenant of Landlord contained in the Lease. Notwithstanding anything set forth herein to the contrary, Landlord shall not be required to indemnify, defend or hold harmless Tenant for anything caused by the negligence or willful misconduct of Tenant or its agents, employees, contractors, invitees or representatives. Landlord’s obligations under this indemnification provision shall survive the termination of the Lease.

15.       Environmental.

a.           Landlord warrants that, to the best of Landlord’s knowledge, the Premises is presently in compliance with all applicable statutes, laws, regulations, rules, orders, decrees, ordinances, permits, licenses, registrations, approvals, requirements or authorizations of any governmental authority whatsoever, whether federal, state, local, municipal or otherwise, relating to the environment (including without limitation the air, ambient air, water, ground water, surface water and land), natural resources, safety or health of humans or other living organisms, and includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous statutes (collectively, “Environmental Laws”).

b.           Landlord warrants that, to the best of Landlord’s knowledge, no pollutants, contaminants, hazardous constituents, dangerous substances, toxic substances, hazardous or solid wastes, hazardous materials, hazardous substances or oil, oil mixture or derivative thereof as defined in or regulated pursuant to any federal, state or local environmental law, rule, regulation, code or ordinance relating to health, safety or the environment, including petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel, asbestos and asbestos containing materials, presumed asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), including perfluorooctanoic acid (PFOA) and perfluorooctanesulfonic acid (PFOS), and radioactive materials or devices (collectively, “Hazardous Materials”), have been manufactured, stored, released, buried, disposed of on or off site from, or located on the Premises, by Landlord, or to Landlord’s knowledge, by any predecessor owner/operator of same, except in compliance with all applicable federal, state, or local laws or regulations.

c.           Tenant shall not be responsible or liable for any Hazardous Materials released in, on, under or about the Premises prior to the Commencement Date or thereafter by Landlord or its employees, agents, contractors, invitees and representatives.

d.           Tenant shall be responsible and liable for compliance with all Environmental Laws applicable to the Premises and any activity at the Premises as of the Commencement Date during the Lease Term. Tenant and its agents, employees, contractors, invitees and representatives shall not cause or permit the manufacture, storage, release, or disposal of any Hazardous Materials at or from the Premises except in compliance with all Environmental Laws.

e.           In the event Tenant does not purchase the Premises as set forth in Section 16, prior to vacating the Premises Tenant shall conduct a Phase I Environmental Site Assessment of the Premises (the “Exit Environmental Audit”) in accordance with ASTM standards by a reputable independent environmental consultant subject to Landlord’s approval, which approval Landlord shall not unreasonably withhold. The Exit Environmental Audit will be at Tenant’s sole cost and expense and on the following conditions:

i.	Prior to conducting a physical inspection of the Premises, Tenant will provide to Landlord a plan indicating the scope and timing of the Exit Environmental Audit for Landlord’s approval, which approval Landlord shall not unreasonably withhold.

ii.	Prior to finalizing any such report for the Exit Environmental Audit, a copy of each draft report received by Tenant from its environmental consultant shall be provided to Landlord for its review and comment (such review and comment to be completed within five (5) days receipt) prior to each such report being finalized.

iii.	Tenant shall provide Landlord with a copy of the final report.

16.         Option to Purchase. Landlord hereby grants to Tenant the option to purchase (the “Option to Purchase”) the Premises. The Option to Purchase shall be exercisable at any time by giving written notice to Landlord of Tenant’s intent to exercise the Option to Purchase no later than ninety days prior to the expiration of the Lease (the “Notice of Intent to Purchase”). In order to maintain the Option to Purchase after the first anniversary of the Commencement Date and for the subsequent Lease Year, on or before the first anniversary of the Commencement Date and on or before each subsequent anniversary thereafter, Tenant shall pay Landlord an annual lumpsum payment of ONE HUNDRED AND EIGHTY-SIX THOUSAND AND NO/100 DOLLARS ($186,000.00) (each an “Option Payment”). The purchase price of the Premises shall be an amount equal to (x) FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00) less (y) all payments of Base Rent paid by Tenant under Section 3 prior to the completion of the purchase, and less (z) all Option Payments made prior to the completion of the purchase (the “Purchase Price”). In the event Tenant fails to provide the Notice of Intent to Purchase as outlined herein, the Option to Purchase shall be null and void. In the event Tenant provides the Notice of Intent to Purchase as outlined herein, Landlord shall sell the Premises to Tenant pursuant to a mutually agreeable purchase agreement (the “Purchase Agreement”), the form of which the parties hereby agree to negotiate in good faith and to finalize within sixty (60) days after the Commencement Date of this Agreement. Prior to the closing of the sale of the Premises, Landlord shall cause to be removed and released any monetary liens arising by or through Landlord encumbering the Premises, and Tenant shall have a reasonable opportunity prior to the closing to perform reasonable due diligence of the Premises. In the event Tenant is not satisfied with the results of its due diligence, Tenant shall have the right not to close on the Premises and to terminate the Purchase Agreement. For avoidance of doubt, termination of the Purchase Agreement by Tenant as a result of due diligence will not result in the refund to Tenant of any Option Payments. The closing date (except as set forth above) shall not be later than ninety (90) days from the date of the Notice of Intent to Purchase, at which time the Purchase Price shall be due and payable in immediately available funds. Landlord shall convey title to the Premises by special warranty deed (or local equivalent) free and clear of all monetary liens and any liens and encumbrances to which Tenant reasonably objects prior to closing. Landlord shall have the opportunity to cure any of Tenant’s objections, not to exceed thirty (30) days after receipt of written notice from Tenant detailing the same. The Lease shall automatically terminate as of the closing. As more particularly to be specified in the Purchase Agreement, property taxes shall be prorated as of the closing date and the parties shall share escrow fees, recording costs, and other closing costs in accordance with the customary practice in the state in which the Premises is located.

17.         Signage. Tenant will have the right to name, or rename, the Premises to Tenant’s name and/or the name of any of Tenant’s affiliates, and to otherwise post signs or other notices on the Premises.

18.         Destruction. If the Premises is totally or partially destroyed or becomes untenantable, in Tenant’s reasonable discretion, due to “acts of God” as defined under industry standards by insurance policies, Tenant shall have the option to terminate the Lease. In such event, neither party shall have any obligation to the other except that Landlord shall pay Tenant a prorated refund of the unearned prepaid rentals, if any.

19.         Eminent Domain. If the Premises or a part thereof is taken in a condemnation proceeding or by the exercise of any right of eminent domain or by any transfer in lieu thereof, Tenant shall have the option to terminate the Lease. In such event, neither party shall have any obligation to the other except that Landlord shall pay to Tenant a prorated refund of earned prepaid rentals, if any.

20.         Surrender and Title. Tenant shall, upon the expiration or earlier termination of the Lease, peacefully and quietly surrender and deliver the Premises to Landlord in the condition required to be maintained by Tenant herein, reasonable wear and tear, casualty and condemnation excepted. Except as expressly set forth elsewhere in this Agreement, Tenant may remove all personal property, fixtures, and improvements that are supplied and used by Tenant in the conduct of its business so long as any damage to the Premises is repaired, reasonable wear and tear, casualty and condemnation excepted.

21.         Quiet Enjoyment. Landlord warrants that Tenant, upon paying rent and performing the covenants herein provided, shall peaceably and quietly have, hold, and enjoy the Premises and all of the tenements, hereditaments, and appurtenances thereunder during the full term of the Lease.

22.         Assignment. Tenant shall not sell, assign, sublet, transfer or otherwise dispose of this Agreement, whether by operation of law or otherwise, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything set forth herein to the contrary, Tenant may freely assign this Agreement without Landlord’s consent, but with prior written notice, to any person or entity that is an affiliate of Tenant; provided, however, Tenant shall remain obligated and liable under the terms of this Agreement notwithstanding such assignment.

23.         Brokers. Landlord and Tenant hereby represent and warrant to each other that no broker, finder or other financial consultant has acted on their behalf in connection with this Agreement or the transactions contemplated hereby. Each party hereby agrees to indemnify and save the other party harmless from and against any claim, settlement, cost or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

24.         Subordination, Non-Disturbance and Attornment (SNDA). At any time that the Premises is made subject to any security document(s), Landlord shall use commercially reasonable good faith efforts to cause the mortgagee and any lessor (whether under a ground or master lease) to deliver to Tenant an SNDA, providing in part that so long as Tenant is not in default under the Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Premises under the terms of the Lease, even if the mortgagee or its successor should acquire Landlord’s title to the Premises. Tenant covenants and agrees to execute and deliver, within ten (10) days of receipt thereof, such SNDA

25.         Default. If at any time either party shall have defaulted in or breached any of the terms or covenants contained in the Lease and such default or breach is not remedied within thirty (30) days after written notice of the same to the non-defaulting party, then the non-defaulting party may terminate the Lease and pursue all other rights and remedies otherwise available (at law or in equity) under the laws of the United States or State in which the Premises is located; provided, however, if the nature of such default is such that the same cannot be cured within such 30-day period, the defaulting party shall not be deemed to be in default if such defaulting party shall within such period commence such cure and thereafter diligently prosecute the same to completion.

26.         Recording. The Lease shall not be recorded, but Landlord and Te$1,994, 587nant shall execute a memorandum of lease substantially in the form attached hereto as Exhibit D, which memorandum of lease shall be recorded in the public records for the city and/or county in which the Premises is located. Such memorandum of lease shall include reference to the Option to Purchase set forth in Section 16.

27.        Sale of Transferred Equipment. Effective as of the Commencement Date, Landlord hereby sells, transfers, assigns and conveys to Tenant all of Landlord’s right, title and interest in and to the Transferred Equipment for an aggregate purchase price of $1,994,587.00, payable in cash on or before Commencement Date. Title to the Transferred Equipment free and clear of all liens, claims and encumbrances of any kind shall vest in Tenant upon payment by Tenant of the foregoing purchase price and the execution and deliver on or before the Commencement Date by the Tenant and Landlord of a Bill of Sale, the form of which is attached as hereto as Exhibit B. Landlord makes no representations or warranties regarding the Transferred Equipment, and Tenant agrees to acquire the Transferred Equipment in an “as-is”, “where-is”, “with all faults accepted” condition.

28.         Notices. Any notice, request, demand, statement, or consent required or permitted to be given shall be in writing, shall be signed by or on behalf of the party giving notice, and shall be sent by certified or registered mail, return receipt requested, postage prepaid, facsimile, by email or other another electronic or digital transmission method, or by a recognized overnight delivery service, to the other party to the respective address given herein below:

Tenant:

Sustainable Oils, Inc.
2790 Skypark Drive, Suite 105
Torrance, CA 9050
Attention: Michael Karst
Email: mike.karst@susoils.com

Landlord:

Cargill Incorporated
Law Department/24
P.O. Box 5624
Minneapolis, Minnesota 55440-5624

Cargill Incorporated

15407 McGinty Road West
Wayzata, Minnesota 55391
Attention: GEOS NA Managing Director

Any such notice given as aforesaid shall be conclusively deemed to have been given and received on the business day next following the day on which such notice was delivered in accordance with this section. Either party may, from time to time, furnish, in writing, to the other party, notice of a change in the address to which notices are to be given hereunder.

29.         Entire Agreement. This Agreement, and the exhibits and schedules attached hereto incorporated by reference and made a part hereof, contain the entire understanding and agreement of the parties hereto and shall not be modified in any manner except by an instrument in writing executed by both parties. In the event any term, covenants, or condition herein contained is held invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant, or condition shall in no way affect any other term, covenant or condition herein contained.

30.         Agreements in Writing. It is understood that there are no oral agreements between the parties affecting this Agreement and this Agreement supersedes and cancels any and all negotiations, arrangements, agreements, representations, and understandings, if any, between Landlord and Tenant with respect to the subject matter thereof and none thereof shall be used to interpret or construe this Agreement. This Agreement shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either party.

31.         Interpretation. The captions by which the Sections of this Agreement are identified are for convenience only and shall have no effect upon the interpretation of this Agreement. Whenever the context so requires, the singular shall include the plural, the plural shall refer to the singular, the neuter gender shall include the masculine and feminine genders, and the words “Landlord,” “Tenant,” and “person” shall include corporations, partnerships, associations, limited liability companies, other legal entities, and individuals. If either party consists of more than one person, each person shall be jointly and severally liable hereunder.

32.         Successors and Assigns. All the terms, covenants, and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors and permitted assigns.

33.        Governing Law. This Agreement shall be governed, construed, and interpreted in accordance with the substantive laws of the state in which the Premises is located notwithstanding its conflict of laws and principles.

34.       Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed, or extended, and their terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement or in any other such instrument, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained herein.

35.        Counterparts; Electronic Signatures. The parties hereto agree that this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The parties hereto further agree that such executed counterparts may be delivered by facsimile, electronic mail or other electronic means, which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart; provided, however, original signature pages shall follow promptly upon either party’s request therefor.

36.         Legal Costs. In the event that either party brings or commences a legal proceeding to enforce any of the terms of the Agreement, the prevailing party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other party to be fixed by the court in the same action.

37.       Waiver of Damages. Notwithstanding anything set forth herein to the contrary, LANDLORD and Tenant, for themselves and their successors and assigns, hereby waive and release any right that either of them may have to claim punitive, exemplary, special and consequential damages against the other party hereto.

38.        Waiver of Jury Trial. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO.

39.         No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

LANDLORD:	CARGILL, INCORPORATED

	By:	/s/ Jennifer Shomenta Maki
	Print name:	Jennifer Shomenta Maki
	Title:	Vice President, Cargill GEOS North America

TENANT:	SUSTAINABLE OILS, INC.

	By:	/s/ Richard Palmer
	Print name:	Richard Palmer
	Title:	President

EXHIBIT A

THE PREMISES

EXHIBIT B

BILL OF SALE

EXHIBIT C

TRANSFERRED EQUIPMENT

EXHIBIT D

MEMORANDUM OF LEASE

[To be attached.]

EXHIBIT E

STEWARDSHIP PROCESS